Exhibit 107

Calculation of Filing Fee Tables

S-1

Mountain Lake Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	Rule 457(o)	28,750,000	$10.00	$287,500,000	$0.0001476	$42,435.00
Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	28,750,000	—	—	—	—	(4)
Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	14,375,000				—	(4)
Equity	Class A ordinary shares underlying redeemable warrants included as part of the units(3)	Rule 457(o)	14,375,000	$11.5	$165,312,500	$0.0001476	24,400.13
Total Offering Amounts					$452,812,500		$66,835.13

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 28,750,000 units including 25,000,000 units to be issued in the offering and up to 3,750,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share and one-tenth of one right.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.